Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273728

PROSPECTUS SUPPLEMENT NO. 11

(to prospectus dated August 10, 2023)

GOODNESS GROWTH HOLDINGS, INC.

15,000,000 Subordinate Voting Shares

Up to 80,670,773 Subordinate Voting Shares Underlying Notes

Up to 6,250,000 Subordinate Voting Shares Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2024. Accordingly, we have attached such report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 101,920,773 of our subordinate voting shares (“subordinate voting shares”), which consist of: (i) up to 15,000,000 subordinate voting shares issued in a private offering to certain Selling Shareholders in connection with a Fifth Amendment to Credit Agreement and First Amendment to Security Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of March 31, 2023 (the “Fifth Amendment”); (ii) up to 80,670,773 subordinate voting shares that are issuable from time to time to certain Selling Shareholders upon conversion of, and payment of interest on, convertible notes issued in a private offering pursuant to a Sixth Amendment to the Credit Agreement by and among Goodness Growth Holdings, Inc., certain of its subsidiaries, the persons from time-to-time party thereto as guarantors, the lenders party thereto, and Chicago Atlantic Admin, LLC, as administrative agent and as collateral agent, dated as of April 28, 2023 (the “Sixth Amendment”); and (iii) up to 6,250,000 subordinate voting shares that are issuable from time to time to certain of the Selling Shareholders upon the exercise of warrants to purchase our subordinate voting shares that were issued in a private offering to Selling Shareholders in connection with the Sixth Amendment.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our subordinate voting shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “GDNS” and quoted on the OTCQX under the symbol “GDNSF”. On April 15, 2024, the closing sale price of our subordinate voting shares as reported on the CSE was C$0.57 and the closing sale price of our subordinate voting shares on the OTCQX was $0.41.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 13 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 17, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

GOODNESS GROWTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.08.	Shareholder Director Nominations.

To the extent applicable, the information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into Item 5.08

Item 8.01.	Other Events.

On April 12, 2024, Goodness Growth Holdings, Inc. (the “Company”) announced that the date for its next annual general special meeting of shareholders (the “Meeting”) has been established as June 21, 2024. The time and location of the Meeting will be set forth in the Company’s definitive management information and proxy circular (the “Information Circular”) for the Meeting to be filed with the U.S. Securities and Exchange Commission (the “SEC”).

The last annual meeting of shareholders of the Company was held on November 20, 2022. The Company received an extension under Section 182(4) of the Business Corporations Act (British Columbia) (the “BCBCA”) on December 19, 2023, allowing the Company to extend the time within which it is required to hold the Meeting for the year 2023 by six months.

The record date for determining shareholders entitled to notice of, and to vote at, the Meeting is May 7, 2024. Because the Company did not hold an annual general meeting of shareholders in 2023, in accordance with Rule 14a-5(f) and Rule 14a-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is filing this Current Report on Form 8-K to provide notice of the deadlines for the submissions of any shareholders proposals or shareholders director nominations.

Shareholders who intend to submit proposals, other than director nominations, for inclusion in the Information Circular pursuant to Rule 14a-8 under the Exchange Act, must ensure that such proposals are received by the Company, in writing, at the Company’s principal executive offices, located at 207 South 9th Street, Minneapolis, Minnesota 55402, no later than April 29, 2024, which the Company has determined to be a reasonable time before it expects to begin to send its proxy materials for the Meeting, and must furthermore comply with all applicable requirements of Rule 14a-8.

Shareholders who intend to submit proposals, other than director nominations, but not for inclusion in the Information Circular, pursuant to Rule 14a-4(c)(1) under the Exchange Act, must ensure that such proposals are received by the Company no later than April 29, 2024, which the Company has determined is a reasonable time before the Company begins to send its proxy materials for the Meeting. If a shareholder proposal, other than a director nomination, is not submitted to the Company by April 29, 2024, the Company may still grant discretionary proxy authority to vote on such shareholder proposal in accordance with Rule 14a-4(c)(1).

Pursuant to Section 188(1)(c) of the BCBCA, shareholders of the Company who wished to have any shareholder nominees for director included in the Information Circular were required to ensure that such shareholder nomination was received by the Company at its principal executive offices before the close of business on August 20, 2023. This deadline has now passed. Any shareholder nomination of persons for election to the Company’s Board of Directors (the “Board”) for inclusion in the Information Circular received after August 20, 2023, will not be included in the Information Circular.

Pursuant to the Company’s advance notice policy, nominations of persons for election to the Board, but not for inclusion in the Information Circular, must be received by the Corporate Secretary of the Company no earlier than April 17, 2024 and no later than May 22, 2024, which are the 65th day and the 30th day prior to the date of the Meeting, respectively.

In addition, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees for election at the Meeting other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which must be postmarked or transmitted electronically to the Company at its principal executive offices no later than April 22, 2024, which is the 10th calendar day following the day on which public announcement of the Meeting was first made.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Goodness Growth Holdings, Inc.’s Notice of Meeting and Record Date, dated April 12, 2024.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODNESS GROWTH HOLDINGS, INC.
(Registrant)

By:	/s/ Josh Rosen
Josh Rosen
Interim Chief Executive Officer and Financial Officer

Date: April 17, 2024

Exhibit 99.1

April 12, 2024

Filed via SEDAR+

To All Applicable Exchanges and Securities Administrators

Subject:	Goodness Growth Holdings, Inc. (the “Issuer”) Notice of Meeting and Record Date

Dear Sir/Madam:

We are pleased to confirm the following information with respect to the Issuer’s upcoming meeting of securityholders:

Meeting Type:	Annual General Special Meeting
Meeting Date:	June 21, 2024
Record Date for Notice of Meeting:	May 7, 2024
Record Date for Voting (if applicable):	May 7, 2024
Beneficial Ownership Determination Date:	May 7, 2024
Class of Securities Entitled to Vote:	Subordinate Voting Multiple Voting
ISIN:	CA38238W1032 N/A
Issuer sending proxy materials directly to NOBOs:	No
Issuer paying for delivery to OBOs:	Yes
Notice and Access for Beneficial Holders:	Yes
Notice and Access for Registered Holders:	Yes

In accordance with applicable securities regulations we are filing this information with you in our capacity as agent of the Issuer.

Yours truly,

Odyssey Trust Company
as agent for Goodness Growth Holdings, Inc.